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FOR IMMEDIATE RELEASE              FOR ADDITIONAL INFORMATION
AUGUST 19, 1996                     CONTACT RAYMOND G. MERRYMAN
                                   (416) 466-2171


                 SHO-ME FINANCIAL CORP. ANNOUNCES
                     STOCK REPURCHASE PROGRAM



Mt. Vernon, Missouri, August 19, 1996 - Sho-Me Financial Corp. (NASDAQ: "SMFC") the Holding Company for 1st Savings Bank, f.s.b., today announced it has completed the repurchase of 86,634 of its common shares or approximately 5% of its outstanding common stock at an average price of $17.33 per share.

Raymond G. Merryman, President of the corporation, indicated that the repurchased shares will become treasury shares and will be used for general corporate purposes.

At June 30, 1996, the corporation had $280.0 million in assets and stockholders' equity of $30.8 million.